Exhibit 99.1

NEWS RELEASE
For Immediate Release
TUFCO TECHNOLOGIES, INC. ANNOUNCES FISCAL YEAR 2008 FOURTH QUARTER
AND FISCAL YEAR 2008 RESULTS ;
COMMENTS ON OUTLOOK
GREEN BAY, WI (December 18, 2008)—Tufco Technologies, Inc. (NASDAQ: TFCO), the largest provider of branded contract wet and dry wipes converting in North America and a leader in specialty printing services and business imaging products, today announced that fiscal year 2008 sales were $111,316,000, down 7% from fiscal year 2007 sales. For the fiscal year 2008 fourth quarter, sales were $26,220,000, down 26% compared to the fourth quarter of fiscal year 2007. For the fiscal year 2008, net income was $0.13 per diluted share, compared to net income of $0.22 per diluted share for fiscal year 2007. Net income per diluted share for the 2008 fourth quarter was $0.01 per share compared to $0.11 net income per diluted share for the fourth quarter of 2007.
Tufco President and CEO Louis LeCalsey offered these comments on the year and the outlook for fiscal 2009: “Tufco came through the first three quarters of fiscal 2008 ahead of the same period in fiscal 2007 in sales and operating income. Operating income in Contract Manufacturing for the first three quarters of fiscal 2008 was 20% ahead of the first three quarters of fiscal 2007. The quarter four 2008 sales decrease is due to worsening general economic conditions, leading to weakness in consumer demand, and the absence of new product start-up sales volume that existed in quarter four of fiscal 2007. This reduction in customer demand affected us primarily in the fourth quarter of fiscal 2008 and will continue to affect us at least through early 2009. The fiscal 2007 fourth quarter operating profit is indicative of our Company’s potential when strong sales volume is combined with current levels of operating efficiency.”
“Throughout fiscal 2008 and on a continuing basis, we achieved significant cost reductions and productivity improvements. However, cost reductions alone will not be sufficient to return Tufco to satisfactory profitability. To that end, our emphasis is on attracting new and more customers while continuing to work to satisfy and retain our existing customers. At Green Bay, we have recently started up projects for new wipes customers and anticipate added new business with the start-up of a new sachet line in January 2009 and our state of the art canister line later in the fiscal year. Our

Newton Business Imaging team is working in a very competitive climate and we feel that they are taking appropriate actions to assure the long term success of that operation, as well.”
“While the near term economic environment appears difficult, we feel that through continuing cost disciplines and an emphasis on attracting new customers we will be well positioned when the economy eventually turns.”
Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina.
Information about the results reported herein, or copies of the Company’s Quarterly Reports, may be obtained by calling the contact person listed below.
This press release, including the discussion of the Company’s fiscal 2008 results in comparison to fiscal 2007 contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as changes in customer demand for its products, cancellation of production agreements by significant customers including two Contract Manufacturing customers it depends upon for a significant portion of its business, its ability to renew its production agreements with one of these customers, the effects of the economy in general including the recent economic decline, material increases in the cost of base paper stock, competition in the Company’s product areas, an inability of management to successfully reduce operating expenses including labor and waste costs in relation to net sales, the Company’s ability to increase sales and earnings as a result of new projects, the Company’s ability to successfully install new equipment on a timely basis, the Company’s ability to produce new products, the Company’s ability to continue to improve profitability, the Company’s ability to successfully attract new customers through its sales initiatives and the Company’s ability to improve the run rates for its products. Therefore, the financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO
Tufco Technologies, Inc.
P. O. Box 23500
Green Bay, WI 54305-3500
(920) 336-0054
(920) 336-9041 (Fax)

TUFCO TECHNOLOGIES, INC.
Condensed Balance Sheets
(Amounts in 000’s)

	September 30,	September 30,
	2008	2007
ASSETS

Cash & Cash Equivalents	$68	$7
Accounts Receivable — Net	11,771	15,302
Inventories	14,940	16,355
Other Current Assets	1,111	1,368

Total Current Assets	27,890	33,032

Property, Plant and Equipment — Net	18,037	19,002
Goodwill — Net	7,212	7,212
Other Assets	122	127

Total	$53,261	$59,373

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts Payable	$8,320	$11,707
Accrued Liabilities	563	513
Income Taxes Payable	—	107
Other Current Liabilities	700	717

Total Current Liabilities	9,583	13,044

Long-Term Debt	3,000	6,192
Deferred Income Taxes	2,896	2,537

Common Stock and Paid-in Capital	25,421	25,351
Retained Earnings	13,981	13,391
Treasury Stock	(1,620)	(1,142)

Total Stockholders’ Equity	37,782	37,600

Total	$53,261	$59,373

TUFCO TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(Amounts in 000’s except share and per share data)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net Sales	$26,220	$35,289	$111,316	$119,708

Cost of Sales	25,082	33,302	105,964	113,594

Gross Profit	1,138	1,986	5,353	6,114

SG&A Expense	1,126	1,030	4,215	4,058

Operating Income	12	956	1,137	2,057

Interest Expense (Income)	46	137	265	519
Interest Income and Other (Income) Expense	—	(3)	(19)	(21)

Income Before Income Tax	(34)	822	891	1,559

Income Tax Expense	(62)	305	300	576

Net Income	$28	$517	$590	$983

Net Income Per Share:
Basic	$0.01	$0.11	$0.13	$0.22
Diluted	$0.01	$0.11	$0.13	$0.22

Weighted Average Common Shares Outstanding:
Basic	4,459,580	4,535,644	4,500,268	4,535,443
Diluted	4,467,076	4,566,970	4,510,992	4,563,984